QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.8

(Face of Note)

CUSIP:

10% First Mortgage Notes due 2009

No.:	$

Oregon Steel Mills, Inc.

promises to pay to

or registered assigns,

the principal sum of

Dollars on July 15, 2009.

Interest Payment Dates: January 15th and July 15th, commencing January 15, 2003.

Record Dates: January 1st and July 1st.

Dated: July 15, 2002
OREGON STEEL MILLS, INC.
By:
Name: Title:

This is one of the
Notes referred to in the
within-mentioned Indenture:

U.S. Bank National Association,
as Trustee

By:
Authorized Signatory

(Back of Note)

10% First Mortgage Notes due 2009

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

        1.    Principal and Interest.    Oregon Steel Mills, Inc., a corporation incorporated under the laws of the State of Delaware (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the person named on the face hereof or such person's registered assigns, the principal sum set forth on the face hereof on July 15, 2009, at the office or agency of the Company referred to below, and to pay interest thereon at 10% per annum from July 15, 2002 until maturity. The Company shall pay interest semi-annually on January 15th and July 15th of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be January 15, 2003. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

        2.    Method of Payment.    The interest (and Liquidated Damages, if any) so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be January 1st or July 1st (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each a "Regular Record Date"). Any such interest (and Liquidated Damages, if any) not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and, together with interest, to the extent lawful, on such defaulted interest at the rate borne by the Notes, shall be paid to the person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company, notice of which shall be given to holders of Notes not less than 15 days prior to such special record date, or shall be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

        Payment of the principal of, premium, if any, interest and Liquidated Damages, if any, on this Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan in the City of New York, or at such other office or agency of the Company as may be maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear on the Notes register maintained by the Registrar provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company prior to the Record Date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

        3.    Paying Agent and Registrar.    Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

        4.    Indenture.    This Note is one of a duly authorized issue of Notes of the Company designated as its 10% First Mortgage Notes due 2009, limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $305,000,000, issued under an indenture (which Indenture, together with all indentures supplemental thereto, are hereinafter called the "Indenture") dated as of July 15, 2002, among the Company, U.S. Bank National Association, as trustee (herein called the "Trustee", which term includes any successor Trustee under the Indenture), New CF&I, Inc., a Delaware corporation, and CF&I Steel, L.P., a Delaware limited partnership, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee, the Guarantors and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the "TIA"). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. All terms used in this Note that are not otherwise defined shall have the meaning assigned to them in the Indenture.

        The rights and obligations of the parties to this Indenture are subject to the Intercreditor Agreement.

        No reference herein to the Indenture and no provisions of this Note, the Guarantee or of the Indenture shall alter or impair the obligation of the Company or any Guarantor, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

        5.    Guarantees; Collateral.    This Note is entitled to certain Guarantees made for the benefit of the Holders, as set forth in this Note and in the Indenture. This Note and such Guarantees are also entitled to the benefits of certain Collateral pledged as security therefor as provided in the Indenture and the Security Documents.

        6.    Optional Redemption.    Except as set forth in the following paragraph, the Notes will not be redeemable at the Company's option prior to July 15, 2006. On or after July 15, 2006, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 days' nor more than 60 days' notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15th of the years indicated below:

Year	Percentage
2006	105.000%
2007	102.500%
2008 and thereafter	100.000%

        Notwithstanding the foregoing, at any time on or prior to July 15, 2005, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a Redemption Price equal to 110.000% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of Qualified

Equity Offerings by the Company; provided that (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries) and (ii) such redemption shall occur within 60 days of the date of the closing of such Qualified Equity Offering.

        Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part (in integral multiples of $1,000). If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption. In the case of any redemption of Notes, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Notes, or one or more Predecessor Notes, of record at the close of business on the relevant record date referred to on the face hereof.

        7.    Mandatory Redemption.    For the avoidance of doubt, an offer to purchase pursuant to paragraph 8 shall not be deemed a redemption. The Company shall not be required to make mandatory redemption payments with respect to the Notes.

        8.    Repurchase at Option of Holder.    If a Change of Control occurs, each Holder of Notes will have the right to require the Company to make an offer to all Holders to repurchase Notes on the terms, in accordance with the procedures and subject to the limitations set forth in the Indenture. If the Company or a Guarantor consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company will be required to make an offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds on the terms, in accordance with the procedures and subject to the limitations set forth in the Indenture.

        9.    Defaults and Remedies.    If an Event of Default shall occur and be continuing, the principal of, premium, if any, and interest on all of the outstanding Notes may be declared due and payable in the manner and with the effect provided in the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Company or any Guarantor, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or the premium on, the Notes.

        10.    Defeasance.    The Indenture contains provisions (which provisions apply to this Note) for defeasance at any time of the entire indebtedness of the Company and the Guarantors under this Note and certain restrictive covenants, in each case upon compliance by the Company with certain conditions set forth therein, and for the termination of the Company's and the Guarantors' obligations (subject to certain exceptions) under the Indenture.

        11.    Amendments and Waivers.    The Indenture permits, with certain exceptions as therein provided, the amendment and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders under the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, and the Security Documents at any time by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company and the Guarantors with certain provisions of, and to waive certain past defaults under, the Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents and their consequences. Any such consent or waiver by or on behalf of the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note. Without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to evidence the succession of another person to the Company in accordance with Article Five of the Indenture or the succession of another person to a Guarantor in accordance with Section 10.03 of the Indenture, and the assumption by any such successor of the obligations of the Company or such Guarantor, as the case may be, in accordance with the Indenture and the Security Documents, to qualify, or maintain the qualification of, the Indenture under the TIA, to give effect to the release of any Released Interests or any other release of Collateral, in each case permitted to be released in accordance with the terms of the Indenture or the relevant Security Documents, to evidence or effect the pledge of additional or substitute assets or property as Collateral in accordance with the Indenture and the Security Documents, to evidence the release of any Guarantor in accordance with Section 10.04 of the Indenture or the addition of any new Guarantor in accordance with Sections 4.17 and 4.22 of the Indenture, to evidence and provide for the acceptance of appointment hereunder by a separate or successor Trustee with respect to the Notes and to make such additions or changes as shall be necessary or appropriate to provide for or facilitate the administration of the trusts hereunder by more than one trustee pursuant to the requirements of Section 7.12 of the Indenture, to comply with the requirements of the Trustee and the Depository (including their respective nominees) with respect to transfers of beneficial interests in the Notes or to provide for issuance of the Exchange Notes, and to make any other change that would provide any additional rights or benefits to the Holders of the Notes, or that does not adversely affect the rights of any Holder of Notes under this Indenture, the Notes, the Guarantees, the Registration Rights Agreement or the Security Documents or, in the case of any other change to the Intercreditor Agreement, that does not adversely affect the rights of any Holder of Notes in any material respect.

        12.    Denominations, Transfer and Exchange.    The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.

        The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company or the Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Company or the Registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

        No service charge shall be made for any registration of transfer or exchange or redemption or repurchase of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        13.    Persons Deemed Owners.    Prior to and at the time of due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors, or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note shall be overdue, and neither the Company, the Guarantors, the Trustee nor any agent shall be affected by notice to the contrary.

        14.    Trustee Dealings with the Company.    The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or the Company's Affiliates, and may otherwise deal with the Company or the Company's Affiliates, as if it were not the Trustee; subject, however, to TIA § 310(b) .

        15.    No Recourse Against Others.    No director, officer, employee, incorporator, limited partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees, the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liability under federal securities law.

        16.    Authentication.    This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

        17.    Abbreviations.    Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        18.    Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.    In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Exchange and Registration Rights Agreement dated as of the date of the Indenture, among the Company, the Guarantors and the parties named on the signature pages thereof (the "Registration Rights Agreement").

        19.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

        20.    Governing Law.    This Note, the Indenture and the Guarantees shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Section 5-1401 of the New York General Obligations Law.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to: Oregon Steel Mills, Inc., 1000 S.W. Broadway, Suite 2200, Portland, Oregon 97205, Attention: Chief Financial Officer.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Your Signature:
 (Sign exactly as your name appears on the Note)

SIGNATURE GUARANTEE

Participant in a Recognized Signature
Guarantee Medallion Program

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.12 or 4.13 of the Indenture, check the appropriate box below:

☐ Section 4.12                        ☐ Section 4.13

        If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.12 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the Note)

Tax Identification No.

SIGNATURE GUARANTEE

Participant in a Recognized Signature
Guarantee Medallion Program

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE(1)

        The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

(1)
This should be included only if the Note is issued in global form.

QuickLinks

Exhibit 4.8